UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

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FIRST UNITED CORPORATION
(Name of Registrant as Specified in Its Charter)

DRIVER MANAGEMENT COMPANY LLC Driver Opportunity Partners I LP J. Abbott R. Cooper Michael J. Driscoll, Ed.D Ethan C. Elzen Lisa Narrell-Mead
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Driver Management Company LLC, together with the other participants named herein (collectively, "Driver"), intends to file a preliminary proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of its slate of director nominees at the upcoming annual meeting of shareholders of First United Corporation, a Maryland corporation (the “Company”).

Item 1: On January 6, 2020, Driver emailed the following letter to certain shareholders of the Company (the “Letter”):

What’s Wrong With This Picture?

Part 1—Where Are the Analyses?

January 6th, 2020

Fellow Shareholders,

Driver Management Company LLC (together with Driver Opportunity Partners I LP, “Driver” or “us” or “we”) currently owns more than 5% of the outstanding shares of First United Corporation (NASDAQ: FUNC) (“First United” or the “Company”), making us one of the Company’s five largest shareholders. Driver’s ownership of more than 360,000 First United shares exceeds the combined shareholdings of all of First United’s directors and officers.1 Driver’s interests are directly aligned with shareholders, which we believe stands in stark contrast to First United’s current leadership, some of whom enjoy the benefits of questionable related party transactions. Together, as First United’s independent owners, we would all benefit from First United’s board of directors (the “Board”) taking action to maximize the Company’s share price and unlocking the full value of our investment. We question whether the Board’s conflicts are preventing it from acting with our best interests in mind.

Driver has spent the past nine months trying to initiate a dialogue with Carissa Rodeheaver, First United’s Chairman and Chief Executive Officer, about pursuing a sale that can deliver a meaningful premium for shareholders. We sought to demonstrate to Ms. Rodeheaver that shareholders will be far better served if the Company initiates a sale process rather than remaining committed to a standalone path that is unsupported by a viable strategy or credible business plan. We have also attempted to engage with John McCullough, First United’s Lead Director, without success. In response to our efforts to initiate the type of candid discussion that a major shareholder should be able to have with a lead independent director, Mr. McCullough – always through First United’s Corporate Secretary or external legal counsel – only offered vague indications of potential meetings that were conditioned upon Driver satisfying requests for information that we considered to be irrelevant to our concerns.

Today we are writing to make you aware that, following Driver’s offer to present its own analysis to the Board in August 2019, Ms. Rodeheaver responded to us in an e-mail dated September 2, 2019 and stated that:

“The Board constantly evaluates opportunities and other measures that might increase shareholder value, and, as part of that process has decided to conduct additional analyses regarding its current strategy and any potential alternatives to that strategy.”2

Driver is still waiting for the outcome of the Board’s “analyses” after repeated inquiries about its progress.

1 As of November 30, 2019, based on ownership reported in Exhibit 99.1 to the Form 8-K filed by First United with the SEC on December 16, 2019: https://www.sec.gov/Archives/edgar/data/763907/000110465919073043/tm1926282d1_ex99-1.htm

2 Email from Carissa Rodeheaver to Abbott Cooper, dated September 2, 2019.

WHERE ARE THE BOARD’S “ANALYSES”?

It has been more than four months since Ms. Rodeheaver told Driver that the Board would assess its strategy and analyze alternatives. During this same time period, the following world events have occurred:

1.	WeWork’s parent company, The We Company, watched its valuation disintegrate, abandoned an initial public offering and fired its founder;
2.	At least five candidates abandoned their pursuit of the Democratic nomination in the 2020 U.S. Presidential election, while two more candidates entered the race and four debates were held;
3.	A general election was called and held in the United Kingdom that will likely hasten its long awaited exit from the European Union; and
4.	The U.S. House of Representatives launched an impeachment probe of the President, held public hearings and impeached a sitting President for only the third time in U.S. history.

Given the speed at which these momentous events unfolded, it seems reasonable to expect that the Board would have been able to complete its analysis of its strategy and potential alternatives over the same period, leaving only one question: what were the results?

At this point, we question whether the Board has actually conducted any credible and objective “analyses” at all. If a truly thoughtful process was commenced, we believe that any capable set of directors would have concluded that First United lacks the scale, resources and ability to deliver sale-level value as a standalone bank. Moreover, we believe any board with a good sense of its fiduciary duties would have determined that it should heed shareholders’ calls and initiate an exploratory sale process led by qualified advisors. Three sizable shareholders have made public calls for a sale over the course of a 90-day period this past fall.

Since First United indicated to Driver through public and private interactions that the Company is not pursuing a sale, we can only conclude that any “analyses” must have led the Board to believe that it is already taking the best path to increase shareholder value. We view this conclusion as misguided.

IT IS TIME TO HOLD THE BOARD ACCOUNTABLE FOR ITS INACTION

Many of you have reached out to us in recent months to not only express your agreement that a sale is the best way to increase shareholder value, but to also add that you have shared similar views – very bluntly in many cases – with Ms. Rodeheaver. Multiple shareholders have publicly echoed our call for a sale over the past several months, representing a rather remarkable occurrence in the banking industry. Despite our investment team’s many years of experience in the industry, we have never encountered such a shareholder uprising.

Given what appears to be growing shareholder unrest, First United should immediately make public any “analyses” performed by the Board. Shareholders have a right to know the outcome of any assessments of First United’s current strategy and potential alternatives. Shareholders deserve to understand what methodologies, assumptions and potential alternatives were used and considered by the Board while it conducted any “analyses.” Our view is that if First United maintained customary shareholder communication through quarterly earnings calls or research coverage, there would be no excuse for concealing such information.

The bottom line for shareholders is that the Board must be held accountable. If the Board continues to dismiss shareholders’ calls for a sale, we believe there is heightened risk of value destruction.

If you agree with us, please communicate your views to the Board by calling or mailing Tonya Sturm, Corporate Secretary and Chief Financial Officer. First United has represented to shareholders that Ms. Strum “will deliver all shareholder communications directly to [the Board] for consideration.”3

DRIVER HAS NOMINATED THREE HIGHLY-QUALIFIED, INDEPENDENT NOMINEES FOR ELECTION TO THE BOARD AT FIRST UNITED’S 2020 ANNUAL MEETING

Due to First United’s refusal to heed shareholders’ calls for a sale process, we were left with no choice but to nominate three highly-qualified, independent director candidates – Michael J. Driscoll, Ethan C. Elzen and Lisa Narrell-Mead – for election to the Board at the upcoming annual meeting.

Driver is committed to transparency and effective information sharing. This is why we invite all shareholders to visit www.RenovateMyBank.com to learn more about our case for change and sign up for e-mail updates.

Sincerely,

J. Abbott R. Cooper
Managing Member
Driver Management Company LLC

***

About Driver Management Company

Driver employs a valued-oriented, event-driven investment strategy that focuses exclusively on equities in the U.S. banking sector. The firm’s leadership has decades of experience advising and engaging with bank management teams and boards of directors on strategies for enhancing shareholder value. For information, visit www.drivermanagementcompany.com.

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Driver Management Company LLC, together with the other participants named herein (collectively, “Driver”), intend to file a preliminary proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2020 annual meeting of stockholders of First United Corporation, a Maryland corporation (the “Corporation”).

DRIVER STRONGLY ADVISES ALL STOCKHOLDERS OF THE CORPORATION TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR.

3https://www.sec.gov/Archives/edgar/data/763907/000114420419015122/tv516747_def14a.htm

Participants in the Solicitation

The participants in the proxy solicitation are anticipated to be Driver Management Company LLC (“Driver Management”), Driver Opportunity Partners I LP (“Driver Opportunity”), J. Abbott R. Cooper, Michael J. Driscoll, Ed.D, Lisa Narrell-Mead and Ethan C. Elzen.

As of the date hereof, the participants in the proxy solicitation beneficially own in the aggregate 365,212 shares of Common Stock, par value $0.01 per share, of the Corporation (the “Common Stock”). As of the date hereof, Driver Opportunity beneficially owns directly 360,637 shares of Common Stock. Driver Management, as the general partner of Driver Opportunity, may be deemed to beneficially own the shares of Common Stock directly beneficially owned by Driver Opportunity. Mr. Cooper, as the Managing Member of Driver Management, may be deemed to beneficially own the shares of Common Stock directly beneficially owned by Driver Opportunity. As of the date hereof, Dr. Driscoll directly beneficially owns 3,500 shares of Common Stock. As of the date hereof, Ms. Narrell-Mead directly beneficially owns 650 shares of Common Stock. As of the date hereof, Mr. Elzen directly beneficially owns 425 shares of Common Stock.

Item 2: Also on January 6, 2020, Driver posted the Letter to www.renovatemybank.com:

RENOVATE MY BANK

NEWS & RESOURCES

NEWS & RESOURCES

Important Materials

JANUARY 6, 2020

Press Release: Driver Management Sends Letter to the Independent Directors of First United Corporation

DECEMBER 16, 2019 | *BUSINESS WIRE*

Recent News Coverage

Driver Management Pushes Small-Bank M&A

OCTOBER 11, 2019 | *INSTITUTIONAL INVESTOR*

First United's engagement with Driver is tepid, activist says

OCTOBER 4, 2019 | *ACTIVISTMONITOR*

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OCTOBER 1, 2019 | *AMERICAN BANKER*

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SEPTEMBER 29, 2019 | *THE DOMINION POST*

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SEPTEMBER 6, 2019 | *AMERICAN BANKER*

Activist investor Driver Management presses anew for First United Bank to sell itself

SEPTEMBER 4, 2019 | *REUTERS*

Renovate My Bank

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